Exhibit 99.1
Calamos Asset Management, Inc. 2020 Calamos Court Naperville, Illinois 60563 800.582.6959 www.calamos.com

FOR IMMEDIATE RELEASE	News Release
Contact:
Maryellen Thielen
630-955-4830
Calamos Asset Management, Inc. Appoints
Financial Services Executive to its Board
     NAPERVILLE, Ill., Jan. 24, 2007 — Calamos Asset Management, Inc. (Nasdaq: CLMS) today announced the appointment of Mitchell Feiger, president and chief executive officer of MB Financial, Inc., to its board of directors, effective Jan. 29.
     As an independent director, Feiger will serve as a financial expert on the audit committee, as well as a member of the compensation committee and the nominating and corporate governance committee. The board now stands at six members.
     “I am very pleased that Mitch is joining our board,” said John P. Calamos, Sr., chairman and chief executive officer. “His expertise in financial management and experience in managing a fast-growing company will be a tremendous asset as we continue to grow and diversify our business. In addition, our companies share many values, placing tremendous importance on performance, integrity and serving our clients well.”
     Feiger, 48, has been president and chief executive officer of MB Financial (Nasdaq: MBFI) and a predecessor company since 1999. MB Financial is the Chicago area’s ninth largest bank with more than $8 billion in assets as of year-end 2006. Feiger also serves as a director of MB Financial Bank, N.A. (Illinois) and Union Bank, N.A. (Oklahoma). He began his career with Touche Ross & Co. in 1982. From 1984 to 1992, Feiger held a variety of positions with Affiliated Banc Group, ending as executive vice president. From 1992 to 1999, he was president and a director of Coal City Corp., adding the title of chief executive officer in October 1998. Coal City merged with MB Financial in 1999.
     Feiger received his bachelor’s degree in 1980 from the University of Illinois, Champaign, and his MBA in 1982 from the University of Chicago Graduate School of Business. He is a member of the advisory board for the Institute for Truth in Accounting, a public interest group created to enhance the credibility of public and private sector financial reporting by encouraging the issuance of understandable, reliable and relevant information.
     Calamos Asset Management, Inc. (Nasdaq: CLMS) is a diversified investment firm offering equity, high yield, convertible and alternative investment strategies, among
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CALAMOS ASSET MANAGEMENT, INC.

others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
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